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As filed with the Securities and Exchange Commission on October 5, 2018

Registration No. 333-226975

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
 FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AGILITI, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7350 (Primary Standard Industrial Classification Code Number)	83-1608463 (I.R.S. Employer Identification No.)

100 Federal Street, 35th Floor
Boston, MA 02110
(617) 227-1050
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Charles P. Holden
Chief Financial Officer
100 Federal Street, 35th Floor
Boston, MA 02110
Telephone: (617) 227-1050
Facsimile: (617) 227-3514
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Carol Anne Huff Ana Sempertegui Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654 Telephone: (312) 862-2000 Facsimile: (312) 862-2200	Harvey M. Eisenberg Raymond O. Gietz Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Telephone: (212) 310-8000 Facsimile: (212) 310-8007

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective and after all conditions under the
Merger Agreement to consummate the proposed merger are satisfied or waived.

            If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

            If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☐

            If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

            If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

            Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

            Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock(2)(3)	155,273,000	$10.12	$1,571,362,760	$195,634.67(4)

(1)
Based on the market price on August 20, 2018 of the Class A common stock of Federal Street Acquisition Corp., a Delaware corporation ("FSAC"), to which the Registrant will succeed after the transactions described in the proxy statement/prospectus filed herewith.

(2)
In connection with the business combination described in the proxy statement/prospectus filed herewith: (a) all of the common stock and options to purchase common stock of UHS Holdco, Inc., a Delaware corporation ("UHS Holdco"), shall be converted into cash, and, such shares of common stock and shares issuable upon exercise of such options, representing in aggregate up to 34,823,000 shares of common stock, par value $0.0001 per share ("common stock") of Agiliti, Inc., a Delaware corporation ("Agiliti") (the "UHS Equity Consideration"); (b) all of the Class A common stock of FSAC, including (i) 46,000,000 shares of Class A common stock held by public stockholders, (ii) 11,500,000 shares of Class A common stock to be issued upon conversion of the 11,500,000 shares of Class F common stock and (iii) 25,000,000 shares of Class A common stock to be issued in a private placement immediately prior to the contemplated business combination, shall be converted into an aggregate of 82,500,000 shares of common stock of Agiliti (the "FSAC Consideration"); and (c) all of the warrants to purchase Class A common stock of FSAC shall become, in accordance with their terms, warrants to purchase common stock of Agiliti (the "Warrants") and Agiliti shall assume all rights and obligations under the Warrant Agreement governing such Warrants, which shall thereafter be exercisable for an aggregate of 37,950,000 shares of common stock of Agiliti (the "Warrant Shares"). This registration statement registers the UHS Equity Consideration, the FSAC Consideration and the Warrant Shares. The number of shares registered hereby constituting UHS Equity Consideration or FSAC Consideration may be reallocated in the event that the amount of FSAC Consideration is reduced due to redemptions of FSAC Class A common stock and the maximum amount of UHS Equity Consideration is increased as described in this registration statement.

(3)
Includes common stock issuable in exchange for outstanding shares of Class A common stock of FSAC underlying units of FSAC, each such unit consisting of one share of Class A common stock and one half of one warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock of FSAC.

(4)
Previously paid in connection with the initial filing of this registration statement on August 22, 2018.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

        This Amendment No. 2 to Registration Statement on Form S-4 (Commission File No. 333-226975) is being filed solely for the purpose of filing Exhibits 4.1, 5.1, 8.1, 21.1 and 99.1 thereto, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

        Agiliti's certificate of incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and Agiliti's bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

        In addition, effective upon the consummation of the Business Combination, as defined in Part I of this registration statement, Agiliti has entered into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require Agiliti, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Exhibits and Financial Statements

        The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Undertakings

        The undersigned registrant, hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  i.
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  ii.
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  iii.
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (5)
  That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  i.
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  ii.
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  iii.
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  iv.
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (6)
  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (7)
  That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and FSAC being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

 EXHIBIT INDEX

Exhibit No.		Document
2.1(a	)	Agreement and Plan of Merger, dated as of August 13, 2018, by and among FSAC, Agiliti, FSAC Merger Sub, Umpire Equity Merger Sub, Umpire Cash Merger Sub, UHS Holdco, solely in their capacities as Majority Stockholders, IPC/UHS, L.P., and IPC/UHS Co-Investment Partners, L.P., and solely in its capacity as the Stockholders' Representative, IPC/UHS, L.P. (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement).
3.1		Form of Amended and Restated Certificate of Incorporation of Agiliti (included as Exhibit J to Annex A to the proxy statement/prospectus forming a part of this Registration Statement).
3.2		Form of Amended and Restated Bylaws of Agiliti (included as Exhibit K to Annex A to the proxy statement/prospectus forming a part of this Registration Statement).
4.1		Specimen Common Stock Certificate of Agiliti.
4.2		Specimen Warrant Certificate of Federal Street Acquisition Corp. (incorporated by reference to Exhibit 4.3 of FSAC's Registration Statement on Form S-1 filed June 21, 2017).
4.3
Warrant Agreement, dated July 18, 2017, between FSAC and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of FSAC's Current Report on Form 8-K filed July 24, 2017).
4.4
Indenture, dated as of August 7, 2012, among UHS Opco, UHS Surgical Services, Inc. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to UHS Opco's Quarterly Report on Form 10-Q filed August 13, 2012).
5.1		Opinion of Kirkland & Ellis LLP relating to the validity of the shares of common stock of Agiliti.
8.1		Form of opinion of Kirkland & Ellis LLP relating to certain tax matters.
10.1
Form of Registration Rights Agreement, by and among Agiliti, IPC/UHS, L.P. and IPC/UHS Co-Investment Partners, L.P., THL Stockholder, Thomas J. Leonard and the other holders named therein or thereafter become a party thereto (incorporated by reference to Exhibit D of Exhibit 2.1 to FSAC's Current Report on Form 8-K/A filed August 14, 2018).
10.2
Form of Director Nomination Agreements, by and between Agiliti and each of IPC/UHS, L.P. and IPC/UHS Co-Investment Partners, L.P. and THL Stockholder (incorporated by reference to Exhibit E of Exhibit 2.1 to FSAC's Current Report on Form 8-K/A filed August 14, 2018).
10.3		Voting Agreement, dated as of August 13, 2018, by and between FS Sponsor LLC and UHS Holdco (incorporated by reference to Exhibit 10.1 to FSAC's Current Report on Form 8-K/A filed August 14, 2018).
10.4
Voting, Restrictive Covenant and Support Agreement, by and among IPC/UHS, L.P., IPC/UHS Co-Investment Partners, L.P., FSAC and Agiliti (incorporated by reference to Exhibit 10.2 to FSAC's Current Report on Form 8-K/A filed August 14, 2018).
10.5
Form of Voting, Support and Restrictive Covenant Agreements, dated as of August 13, 2018, by and among FSAC and members of management of UHS Holdco (incorporated by reference to Exhibit 10.3 to FSAC's Current Report on Form 8-K/A filed August 14, 2018).

Exhibit No.		Document
10.6		Form of Subscription Agreement by and between FSAC and each of the investors party to such agreement (incorporated by reference to Exhibit 10.4 to FSAC's Current Report on Form 8-K/A filed August 14, 2018).
10.7		Subscription Agreement, dated as of August 13, 2018, by and between FSAC and THL Stockholder (incorporated by reference to Exhibit 10.5 to FSAC's Current Report on Form 8-K/A filed August 14, 2018).
10.8	†*	Form of Agiliti's 2018 Omnibus Incentive Plan (included as Annex B to the proxy statement/prospectus forming a part of this Registration Statement).
10.9	†
Amended and Restated 2007 Stock Option Plan, dated as of November 4, 2014, executed by UHS Holdco (incorporated by reference to Exhibit 10.2 to UHS Opco's Quarterly Report on Form 10-Q filed November 6, 2014).
10.10	†	Form of notice to option holders regarding amendments to outstanding options (incorporated by reference to Exhibit 10.3 to UHS Opco's Quarterly Report on Form 10-Q filed on November 6, 2014).
10.11	†
Form of Option Agreement Evidencing a Grant of an Option Under the 2007 Stock Option Plan, dated as of May 8, 2015, between UHS Opco and Thomas Leonard (incorporated by reference to Exhibit 10.3 to UHS Opco's Quarterly Report on Form 10-Q filed on May 13, 2015).
10.12	†	Amendment One to Option Agreement, dated March 14, 2016, between UHS Holdco and Thomas Leonard (incorporated by reference to Exhibit 10.25 to UHS Opco's Form 10-K filed on March 15, 2016).
10.13	†
Universal Hospital Services, Inc. Executive Severance Pay Plan, dated November 2, 2016 (incorporated by reference to Exhibit 10.1 to UHS Opco's Quarterly Report on Form 10-Q filed on November 7, 2016).
21.1		Subsidiaries of Agiliti.
23.1	**	Consent of Marcum LLP, independent registered public accounting firm of FSAC.
23.2	**	Consent of KPMG LLP, independent registered public accounting firm of UHS Opco and subsidiaries.
23.3		Consents of Kirkland & Ellis LLP (included as part of the opinions filed as Exhibit 5.1 and Exhibit 8.1 hereto and incorporated herein by reference).
23.4	**	Consent of BSI Group of America, Inc. (British Standards Institute).
24.1	**	Powers of Attorney.
99.1		Form of FSAC's Proxy Card.
99.2	**	Consent of John Howard (Director nominee).
99.3	**	Consent of Joshua M. Nelson (Director nominee).
99.4	**	Consent of Megan M. Preiner (Director nominee).
99.5	**	Consent of Keith Zadourian (Director nominee).
99.6	**	Consent of Thomas J. Leonard (Director nominee).

*
To be filed by amendment.

**
Previously filed.

†
Indicates a management contract or compensatory plan.

(a)
Certain schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on the 5th day of October, 2018.

Agiliti, Inc.
By:	/s/ CHARLES P. HOLDEN
	Name:	Charles P. Holden
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

* Scott M. Sperling	President and Director (Principal Executive Officer)	October 5, 2018
/s/ CHARLES P. HOLDEN Charles P. Holden	Chief Financial Officer (Principal Financial and Accounting Officer)	October 5, 2018
* Kent R. Weldon	Director	October 5, 2018
*
The undersigned, by signing his name hereto, signs and executes this Amendment No. 2 to registration statement pursuant to the Powers of Attorney executed by the above-named signatories and previously filed with the Securities and Exchange Commission on August 22, 2018.

/s/ CHARLES P. HOLDEN Charles P. Holden Attorney-in-fact

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
EXHIBIT INDEX